[ EXHIBIT 99.1 - PRESS RELEASE ]


         INTERNATIONAL STAR, INC. ANNOUNCES APPOINTMENT OF NEW DIRECTOR.

Henderson, NV January 5, 2005 - INTERNATIONAL STAR, INC. (PinkSheets:ISRI) announces the appointment of Virginia K. Shehee to it's Board of Directors.

Virginia Kilpatrick Shehee, former State Senator of Louisiana and current President and CEO of Kilpatrick Life Insurance, joins the Board of Directors of International Star, Inc. effective January 1st, 2005. Mrs. Shehee's years of business and political experience will bring additional strength and energy to the board and contribute to the strategic development of the Company.

Mrs. Shehee is recognized as one of the strongest leaders in Louisiana and surrounding areas. Because of her numerous accomplishments, she was the first woman to receive many awards previously given only to men, including the Community Council Special Humanitarian Award for Outstanding Service, the Clyde
E. Fant Memorial Award for Community Service, and the Shreveport Chamber of Commerce Business Leader of the Year award.

Mrs. Shehee is a member of the Women and Government Hall of Fame - Nichols State University, Junior Achievement's North Louisiana Business Hall of Fame, Centenary College of Louisiana Alumni Hall of Fame and the Byrd High School Hall of Fame. In 1989, she received the Benemerenti Medal conferred by Pope Paul for community service. Other honors include the Arthritis Foundation Humanitarian Award, the Shreveport Bar Association Liberty Bell Award, the Women's Business Council Lifetime Achievement Award and the Volunteers of America Lighthouse Honors Award. In 1994, the Shreveport Medical Society honored her for Outstanding Contribution to the Advancement of Medicine in Shreveport. Mrs. Shehee served as President of the Biomedical Research Foundation of NW Louisiana for 10 years. The Virginia K. Shehee Biomedical Research Institute was dedicated in her honor on October 23, 1996. Mrs. Shehee's complete bio can be found at www.istarnevada.com.

NOTE: This news release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from forecasted results.

For further information contact: Dottie Wommack McNeely - (702) 897-5338